Exhibit 5.1

[BI&R Letterhead]

August 4, 2011

CONSOL Energy Inc.

CNX Center

1000 CONSOL Energy Drive

Canonsburg, PA 15317

Attn: P. Jerome Richey

Executive Vice President – Corporate Affairs,

Chief Legal Officer and Secretary

Ladies and Gentlemen:

We have acted as counsel to (i) CONSOL Energy Inc., a Delaware corporation (the “Company”), and (ii) AMVEST Coal & Rail, L.L.C., AMVEST Coal Sales, Inc., AMVEST Corporation, AMVEST Gas Resources, Inc., AMVEST Mineral Services, Inc., AMVEST Minerals Company, L.L.C., AMVEST Oil & Gas, Inc., AMVEST West Virginia Coal, L.L.C., Braxton-Clay Land & Mineral, Inc., Cardinal States Gathering Company, Central Ohio Coal Company, CNX Gas Company LLC, CNX Gas Corporation, CNX Land Resources Inc., CNX Marine Terminals Inc., CNX Water Assets LLC (f/k/a CONSOL of WV LLC), Coalfield Pipeline Company, Conrhein Coal Company, CONSOL Energy Holdings LLC VI, CONSOL Energy Sales Company, CONSOL Financial Inc., CONSOL of Canada Inc., CONSOL of Central Pennsylvania LLC, CONSOL of Kentucky Inc., CONSOL of Ohio LLC, CONSOL of Wyoming LLC, Consol Pennsylvania Coal Company LLC, Consolidation Coal Company, Eighty-Four Mining Company, Fola Coal Company, L.L.C., Glamorgan Coal Company, L.L.C., Helvetia Coal Company, Island Creek Coal Company, Keystone Coal Mining Corporation, Knox Energy LLC, Laurel Run Mining Company, Leatherwood, Inc., Little Eagle Coal Company, L.L.C., McElroy Coal Company, MOB Corporation, Mon River Towing, Inc., MTB Inc., Nicholas-Clay Land & Mineral, Inc., Peters Creek Mineral Services, Inc., Reserve Coal Properties Company, Rochester & Pittsburgh Coal Company, Southern Ohio Coal Company, TEAGLE Company, L.L.C., TECPART Corporation, Terra Firma Company, Terry Eagle Coal Company, L.L.C., Terry Eagle Limited Partnership, Twin Rivers Towing Company, Vaughn Railroad Company, Windsor Coal Company and Wolfpen Knob Development Company (collectively, the “Subsidiary Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Subsidiary Guarantors with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of $250,000,000 aggregate principal amount of its 6.375 % Senior Notes due 2021 (the “Exchange Notes”) to be offered in exchange for a like principal amount of the Company’s issued and outstanding unregistered 6.375% Senior Notes due 2021 and the guarantees of the Exchange Notes by the Subsidiary Guarantors (the

CONSOL Energy Inc.

August 4, 2011

“Guarantees”). The Exchange Notes and the Guarantees are proposed to be issued in accordance with the terms of the indenture dated as of March 9, 2011, by and among the Company, the Subsidiary Guarantors signatory thereto and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”) for the issuance of 6.375% Senior Notes due 2021 (the “Indenture”).

In connection with rendering the opinions set forth below, we have examined the Registration Statement, the Prospectus contained therein, the Indenture, the respective Certificates of Incorporation, Articles of Incorporation, Certificates of Formation or similar document, as applicable, and the respective bylaws, limited liability company agreements, partnership agreement or similar document, as applicable, of the Company and the Subsidiary Guarantors, and resolutions adopted by the respective boards of directors, managers or partners, as applicable, of the Company and the Subsidiary Guarantors, and we have made such other investigation as we have deemed appropriate.

In our examination of the documents described above, we have assumed-the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies the authenticity of such original documents and the completeness and accuracy of all such documents provided to us by the Company. As to any facts material to the opinion expressed herein, we have, when such facts were not independently established, relied upon certificates of public officials and certificates, oaths, declarations and representations of the Corporation and of its officers, directors and other representatives.

We have assumed that, other than with respect to the Company and the Subsidiary Guarantors, all of the documents referred to in this opinion letter have been duly authorized by, have duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, the laws of the Commonwealth of Pennsylvania and the laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various issues (i) concerning Ohio law are addressed in the letter of Thompson Hine LLP, (ii) concerning Virginia law are addressed in the letter of McGuireWoods LLP, (iii) concerning West Virginia law are addressed in the letter of Steptoe & Johnson PLLC and (iv) concerning Tennessee law are addressed in the letter of Wagner, Myers & Sanger, P.C., respectively, each of which has been separately provided to you. We express no opinion with respect to those matters herein and to the extent elements of those opinions are necessary to the conclusions expressed herein, we believe that we are justified in relying upon such opinion of other counsel.

CONSOL Energy Inc.

August 4, 2011

Based on and subject to the foregoing and to the additional qualifications and other matters set forth below, it is our opinion that the Exchange Notes and the Guarantees, when (a) the Company’s outstanding unregistered 6.375% Senior Notes due 2021 have been exchanged in the manner described in the Registration Statement, (b) the Exchange Notes and the Guarantees have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, and (c) all applicable provisions of “blue sky” laws have been complied with, will constitute valid and binding obligations of the Company and the Subsidiary Guarantors, respectively, enforceable against the Company and the Subsidiary Guarantors, respectively, in accordance with their terms, under the laws of the State of New York which are expressed to govern the same, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium (including, without limitation, all laws relating to fraudulent transfers), other similar laws relating to or affecting enforcement of creditors’ rights generally, general principles of equity (regardless of whether enforcement is considered a proceeding in equity or at law) and limitations of the waiver of rights under usury laws, and will be entitled to the benefits of the Indenture.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

BUCHANAN INGERSOLL & ROONEY PC

By:	/s/ Lewis U. Davis, Jr.
Lewis U. Davis, Jr. Assistant Vice President—Opinions